Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our report dated June 30, 2021 with respect to the consolidated financial statements of BluJay TopCo Limited for the years ended March 31, 2021 and 2020 included on the Form 8-K of E2open Parent Holdings, Inc. filed on September 2, 2021, which are incorporated in this Registration Statement. We consent to the incorporation by reference of said report in the Registration Statement of E2open Parent Holdings, Inc. on Form S-8 (File No. 333-256349) the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON UK LLP

London, England

September 2, 2021